Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF ANNUAL MEETING OF STOCKHOLDERS & DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – June10, 2019 – American Vanguard Corp. (NYSE:AVD) announced voting results arising from the Annual Meeting of Stockholders held on June 5, 2019. In short, all measures on the ballot passed. Thus, the following nominees - Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar - were re-elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified; the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019 was ratified; and the executive compensation policies and practices as set forth in the 2019 proxy were approved.

In addition, the company’s Board of Directors declared a $0.02 cash dividend payment to be distributed on July 12, 2019 to shareholders of record as of June 28, 2019. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. It also reflects the confidence that the Board of Directors has in our longer-term strategic initiatives including product portfolio extension, geographic market expansion and the commercialization of SIMPAS precision application technology. We appreciate the support of our shareholders as we develop and deliver important solutions that enhance agricultural productivity and safeguard public health worldwide.”

Annual Cash Dividend Payments: Based on Date of Cash Distribution

2019 — Payments Year-to-Date	$0.060	(including pending payment)
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055
2016 — Full Calendar Year	$0.020

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com